Exhibit 99.1

ADM Tronics Reports First Quarter Financial Results

August 14, 2008, Northvale, NJ – ADM Tronics Unlimited, Inc. (OTCBB: ADMT), a technology-based developer and manufacturer of unique, environmentally-safe, health and life-enhancing technologies, today announced financial results for the three months ended June 30, 2008.

ADMT reported a net loss of $3,221,527, or $.06 net loss per share, for the three months ended June 30, 2008, an increase of $2,648,878 from the net loss of $572,649, or $.01 net loss per share, for the three months ended June 30, 2007.  This increase was primarily the result of a decrease in the fair market value of our investment in Ivivi Technologies Inc. (Ivivi) of $5,297,500, which was offset by the benefit of a deferred tax credit of $2,147,576.  Revenues for the three months ended June 30, 2008 were $600,941 as compared to $293,086 for the three months ended June 30, 2007, an increase of $307,855, or 105%.  The increase mainly resulted from an increase in sales of finished medical devices to Ivivi, along with moderate increased sales to new and existing chemical customers.  To date, we have not received any additional orders from Ivivi.

Gross profit was $201,731, or 34%, for the three months ended June 30, 2008, and $123,027, or 42%, for the three months ended June 30, 2007.  Gross margins decreased as a result of margins on approximately $325,000 of sales of medical devices to Ivivi at approximately 17%, as compared to margins achieved from chemical products, which are generally higher.  We also incurred higher raw material costs on our chemical products during the three months ended June 30, 2008.

Andre’ DiMino, President of ADMT stated, “Our results show continued growth for our year-over-year periods. We expect to see continued growth and acceptance of our water-based chemical products through expanded sales and marketing activities, along with efforts to initiate the marketing of our personal-care products.”

ADM TRONICS UNLIMITED, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	2008	2007

Revenues	$600,941	$293,086

Costs and expenses:
Cost of sales	399,210	170,059
Research and development	--	2,493
Selling, general and administrative	288,668	248,719

Total operating expenses	687,878	421,271

Operating loss	(86,937)	(128,185)

Interest income	15,334	25,143
Change in fair value of investment
in Ivivi	(5,297,500)	--

Equity in net loss of Ivivi	--	(469,607)

Net loss before income taxes (credit)	(5,369,103)	(572,649)

Income taxes (credit)	(2,147,576)	--

Net loss	$(3,221,527)	$(572,649)

Net loss per share, basic and diluted	$(0.06)	$(0.01)

Weighted average shares outstanding,
basic and diluted	53,939,537	53,882,037

ADM TRONICS UNLIMITED, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	MARCH 31, 2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,921,752	$2,072,325
Accounts receivable, net of allowance for doubtful
accounts of $1,088 and $1,088, respectively	60,936	101,270
Receivables – Ivivi	10,235	-
Inventories	414,769	469,403
Prepaid expenses and other current assets	22,317	83,731

Total current assets	2,430,009	2,726,729

Property and equipment, net of accumulated depreciation
of $18,681 and $17,873, respectively	54,480	55,288

Inventory - long term portion	84,880	78,416
Investment in Ivivi	6,077,500	2,154,517
Advances to related parties	65,504	74,299
Other assets	27,782	28,486

Total assets	$8,740,155	$5,117,735

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$138,539	$237,331
Accrued expenses and other current liabilities	44,308	87,439
Customer deposits – Ivivi	154,793	241,828

Total current liabilities	337,640	566,598

Deferred tax liability	277,612	--

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized,
no shares issued and outstanding	--	--
Common stock, $.0005 par value; 150,000,000 shares
authorized, 53,939,537 shares issued and outstanding at
June 30, 2008 and March 31, 2008	26,970	26,970
Additional paid-in capital	32,153,597	32,153,597
Accumulated deficit	(24,055,664)	(27,629,430)

Total stockholders' equity	8,124,903	4,551,137

Total liabilities and stockholders' equity	$8,740,155	$5,117,735

About ADMT

ADMT is a technology based developer and manufacturer of unique, environmentally safe, health and life enhancing technologies and products. Its core competency is its ability to conceptualize a technology, bring it through development, into manufacturing and commercialization, all in-house. Its diversified product technology areas are environmentally friendly, water based industrial chemicals; therapeutic, non invasive electronic medical devices; and, innovative personal care and topical dermatological products.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events.  Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements.  Forward-looking statements are subject to a number of risks and uncertainties, including, those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007.  The Company assumes no obligation to update the information contained in this press release.

Company Contact:                                           Andre’ DiMino                                           201-767-6040                                  andre@admtronics.com